Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Stagwell Inc.
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value of $0.001 per share, to be issued in connection with the Stagwell Inc. Second Amended and Restated 2016 Stock Incentive Plan	Rule 457(c) and Rule 457(h)	20,000,000	$5.52	$110,400,000.00	0.00015310	$16,902.24
Total Offering Amounts					$110,400,000.00	0.00015310	$16,902.24
Total Fee Offsets							—
Net Fee Due							$16,902.24

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of additional Class A Common Stock (“Shares”) that may be necessary to adjust the number of Shares reserved for issuance pursuant to the Stagwell Inc. Second Amended and Restated 2016 Stock Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices per share of common stock as reported on the Nasdaq Global Select Market on April 24, 2025.